                                                                   EXHIBIT 10.14

                               RESPONSYS INTERACT

                         APPLICATION SERVICES ORDER FORM

Customer: iDine Rewards Network Inc.

Order Form Effective Date: 03/31/02           Agreement Effective Date:  03/31/02              Order Form #1

                       Customer Contact Information:   Customer Billing Information:        Purchase Order #:

Attention:             Ellen Bale

Address:               11900 Biscayne Blvd.

Phone:                 305-892-3304

Fax:

Email:                 ebale@tmni.com

Responsys:              Responsys, Inc.                       Total Order Form Value (including Set Up Fees,
                        2225 East Bayshore Road               Subscription Fees, etc): $293,148
                        Palo Alto, California 94303

Sales Region:  East                           Account Sales Manager/Sales Representative: Alicia Capeca

RESPONSYS INTERACT APPLICATION SERVICES INITIAL FEES

Item                                                    Quantity               Unit Price              Total
[X] Standard Account and/or Sub Account                     1                   $ 2,500               $ 2,500

[X] Starter Pack                                            1                   $25,000               $25,000

(See Starter Package Pricing Table Below)

[X] Gateway For Data                                        1                   $ 1,000               $ 1,000

Total Set Up Fees:                                                                                    $28,500

Payment Terms:                                         Set Up Fees are payable on the Order Form Effective Date

RESPONSYS INTERACT APPLICATION SERVICES:  Monthly Fees
The tables contained herein shall apply to the Responsys Interact Application
Services subject to the terms and conditions in this Order Form.

      Term            Monthly         Monthly Service Bureau     Monthly      Monthly Subscription Fee   Monthly Overage Fee
                      Service        Fee (Includes 2 Interact    Message      (Monthly Service Bureau     (Fee per message
                      Capacity           Users, 2 Support      Delivery Fee    Fee + Monthly Message     exceeding the Monthly
                                      Services Contacts and                        Monthly Service        Service Capacity
                                         Support Services)                           Delivery Fee)
    June 2002          850,000                $4,584              $4,590              $  9,174                  $.015
    July 2002          850,000                $4,584              $4,590              $  9,174                  $.015
   August 2002       1,000,000                $5,700              $3,900              $  9,600                  $.015
   Sept. 2002        1,000,000                $5,700              $3,900              $  9,600                  $.015
    Oct. 2002        1,000,000                $5,700              $3,900              $  9,600                  $.015
    Nov. 2002        1,000,000                $5,700              $3,900              $  9,600                  $.015
    Dec. 2002        1,250,000                $5,700              $4,875              $ 10,575                  $.015
    Jan. 2003        1,250,000                $5,700              $4,875              $ 10,575                  $.015
    Feb. 2003        1,250,000                $5,700              $4,875              $ 10,575                  $.015
    Mar. 2003        1,250,000                $5,700              $4,875              $ 10,575                  $.015
    Apr. 2003        1,250,000                $5,700              $4,875              $ 10,575                  $.015
    May 2003         1,250,000                $5,700              $4,875              $ 10,575                  $.015
    June 2003        1,500,000                $5,700              $5,850              $ 11,550                  $.015
    July 2003        1,500,000                $5,700              $5,850              $ 11,550                  $.015
   August 2003       1,500,000                $5,700              $5,850              $ 11,550                  $.015
   Sept. 2003        1,500,000                $5,700              $5,850              $ 11,550                  $.015
    Oct. 2003        1,500,000                $5,700              $5,850              $ 11,550                  $.015
    Nov. 2003        1,500,000                $5,700              $5,850              $ 11,550                  $.015
    Dec. 2003        1,750,000                $5,700              $6,825              $ 12,525                  $.015
    Jan. 2004        1,750,000                $5,700              $6,825              $ 12,525                  $.015
    Feb. 2003        1,750,000                $5,700              $6,825              $ 12,525                  $.015
   March 2004        1,750,000                $5,700              $6,825              $ 12,525                  $.015
   April 2004        1,750,000                $5,700              $6,825              $ 12,525                  $.015
    May 2004         1,750,000                $5,700              $6,825              $ 12,525                  $.015
                                          Total Responsys Services Fee:               $264,648
Start Date (i.e. the 1st or 15th of the month): June 1, 2002          End Date: May 31, 2004
Payment Terms:                                                        Fees are payable 30 days in advance.

RESPONSYS INTERACT APPLICATION SERVICES COMPONENTS:

Responsys Interact Component  Quantity  Subscription Term    Subscription Fee Per Month   Total Component Subscription Fee
[X] Gateway for Data              1            24                                $1,000                            $24,000
Total                                                                                           $0 ($24,000 Fee is Waived)
Start Date (i.e. the 1st or 15th of the month):  June 1, 2002   End Date May 31, 2004
Payment Terms:                                                  Fees are payable 30 days in advance

RESPONSYS INTERACT APPLICATION SERVICES STARTER PACKAGE:

              Starter Package:                   Interact         Marketing Best       Number of       Package Price
                                                 Training        Practices (2 hr.   consulting days
                                              (2 day course)          course)
Training: Extremely simple campaign           on-site, up to         1 person             15                 $25,000
requirements. On-site training tailored to       6 people
customers need.

Notes:

..  First day of Professional Services is used for project scoping.

.. Customer may elect to have Interact training conducted on-site for an additional $2500, for up to 6 people.

..  Customer must use selected package and training within 120 days of the Order
   Form Effective Date.

.. Fee above do not include travel and living expenses, which shall be invoiced separately.

.. Additional consulting fees: $2000 per day for marketing, technical, account management, $1500 per day campaign management.

INTERACT APPLICATION SERVICES SUPPORT CONTACT(S):
Support Services    Contact Information:                   Support Services Contact Information:

Customer:           iDine Rewards Network Inc.             Customer:

Contact:            Ellen Bale                             Contact:

Address:            11900 Biscayne Blvd.                   Address:

City:               Miami                                  City:

State/Zip:          FL               Country: USA          State/Zip:           Country:

Phone:              305-892-3304                           Phone:

Email:              ebale@tmni.com                         Email:

Fax:                                                       Fax:

RESPONSYS INTERACT APPLICATION SERVICES TERMS:

1. Incorporation of Master Agreement: This Order Form incorporates by reference the terms and conditions of the Master Services and Software License Agreement ("Agreement"), as referenced by the Agreement Effective Date set forth above.

2.      Definitions.

2.1 "Content" means audio, video, text and other information (digital or otherwise) either provided to Responsys by Customer in connection with Customer's use of the Interact Application Services or transmitted through the Interact Application Services.

2.2 "Interact Account" means a separate repository for Customer's data, documents and campaign components for use with the Services.

2.3 "Interact Application Services" means remote Internet access to the Responsys Interact Software through a secure web browser connection over the internet, and provision and maintenance of the Responsys network for hosting the Responsys Interact Software, including hardware, network software and network connections.

2.4 "Interact User" means a single natural person who is permitted to access and use the Interact Application Services.

3. Use of Interact Application Services. Subject to the terms and conditions of the Agreement and this Order Form, Customer, during the Interact Applications Services Subscription Term, may access and use the Interact Application Services identified in this Order Form in accordance with the Interact Application Services Documentation. As part of the registration process, Customer will identify an administrative name and password for each Interact Account used by Customer. Customer shall assign each of its Interact Users a unique name and password that shall be used to access the Interact Application Services. Responsys reserves the right to refuse registration of, or cancel passwords it deems inappropriate.

4.      Restrictions.

4.1 Customer represents, covenants, and warrants that (i) it has all necessary right, title and interest in the Content, and that it has obtained all consents, licenses, permissions and releases necessary to grant Responsys a right to distribute the Content; (ii) the Content shall not be defamatory, trade libelous, unlawfully threatening or unlawfully harassing; (iii) the Content shall not be obscene or contain any child pornography; (iv) the Content shall not contain any viruses, trojan horses, worms, time bombs, cancel bots or other computer programming routines that are intended to damage or detrimentally interfere with any system; and (v) Customer will use the Interact Application Services in accordance with all federal, state and local laws, statutes, rules and regulations, including, without limitation, the provisions of the following California laws: California Business and Professions Code Sections 17538.4 and 17538.45.

4.2 If Customer uses the Interact Application Services in connection with the delivery of solicitations, marketing or commercial emails, such emails shall be in good taste and of the highest integrity consistent with Responsys' standard permission policy then in effect as published on the Responsys web site, www.Responsys.com, (the "Policy").

4.3 Customer hereby agrees to indemnify and hold harmless Responsys against any damages, losses, liabilities, settlements and expenses (including without limitation costs and reasonable attorneys' fees) in connection with any third party claim or action that arises from an alleged violation of any provision in this Section 4 or otherwise from Customer's use of Interact Application Services. Although Responsys has no obligation to monitor the content provided by Customer or Customer's use of the Interact Application Services, Responsys may do so and may remove any such content or prohibit any use of the Interact Application Services it believes may be in violation of the foregoing.

4.4 Customer acknowledges and agrees that in accordance with the Policy, a footer shall be added to each email sent using the Interact Application Services. The information in such footer shall include, but is not limited to:
(i) identification of the sender; and (ii) instructions on how the recipient can "opt out" of future mailings and (iii) a link to Responsys' website containing a non-branded version of the Policy (or a substantially similar Customer permission policy approved in writing by Responsys).

5. Payment Terms. Customer will pay Responsys the then applicable Fees for the Application Services. Such fees shall include: (i) Service Bureau Fees; (ii) Message Delivery Fees, and (iii) fees associated with any additional Responsys Products or services as set forth on this Order Form. The start date for Customer's use of the Application Services (the "Start Date") is specified on this Order Form as either the first day or the fifteenth day of the calendar month immediately following the Order Form Effective Date. If the Start Date is the fifteenth, Responsys' initial invoice to customer shall include prorated Fees for the Application Services for the first calendar month. Thereafter, the fees shall coincide with the first day of a calendar month. If Customer's use of the Application Services exceeds the Service Capacity set forth on the Order Form, Customer shall be billed for the excess usage over the Service Capacity ("Overage"), in accordance with the Overage Fee set forth on the Order Form, and Customer agrees to pay the additional Fees in the manner provided herein. The Fee for Overage shall be equivalent to the number of messages exceeding the Service Capacity in that month multiplied by the Overage Fee set forth on the Order Form. Responsys will invoice Customer for consulting, training and other services, as well as reasonable travel and living expenses associated with the performance of any Professional Services, or initial account set up, as incurred. All pricing set forth in the Order Form are in U.S. dollars.

6. Support Services for Interact Application Services. In consideration of Customer's payment of the Service Bureau Fees, Responsys shall provide Support Services for such Interact Application Services during the duration of the Subscription Term at no additional charge. At least once per calendar quarter, Customer shall remove any data files not in active use that are stored in the hosted database provided as part of the Interact Application Services, and archive such files on Customer's own equipment.

RESPONSYS GATEWAY TERMS:

1       Responsys Gateway. A Gateway is access to a specific set of functionality that allows ongoing bi-directional transfer of data between Interact Application Services and a single web page, database table or third party software application. Customer shall pay Gateway Fees for each Interact Account where a Gateway Module is used. Responsys' Professional Services personnel are available to perform Professional Services at Responsys' standard consulting service fees.

1.1 Responsys Gateway for Data. Allows connection of external data sources with Responsys Interact to automatically upload and download data files. Allows Customer to schedule data transmissions using the Command Line Interface.

1.2 Responsys Gateway for eCommerce. Integrates Customer's Shopping Cart, or other e-Commerce product with Responsys Interact e-mail campaigns and transfer of e-commerce data into Responsys Interact's reporting system. Customer may use up to a maximum of three (3) Conversion Tracking Image Tags per Gateway for E-Commerce on any single webpage or a combination of webpages. A Conversion Tracking Image Tag means an image tag generated by the Interact Application Services and provided as a Campaign URL.

1.3 Responsys Gateway for Websites. Allows connection between Customer's hosted website registration forms for Responsys hosted website registration forms and Customer's Responsys Interact campaigns and data tables. Customer may use up to a maximum of twenty (20) Instances per Gateway for Website. An Instance means any one of the following: (i) a web form hosted on Responsys' servers, (ii) an external hosted web form that posts data onto Responsys' servers, (iii) a "double-post" of data onto Responsys's servers, or (iv) a webpage hosted on Responsys' servers.

1.4 Responsys Gateway for Publishing. Allows connection between Customer's existing website publishing and cataloging systems to Responsys Interact.

2.      Use of Gateway.

Subject to the terms and conditions of the Agreement and this Order Form, Customer, during the applicable Gateway Subscription Term, may access and use the Gateway identified in the applicable Order Form.

IN WITNESS WHEREOF each party has executed this Order Form by its duly authorized representative on the date indicated below.

Responsys                                Customer

Signature: /s/ Jon A. Bode             Signature:   /s/ Gene M. Henderson
          -------------------------                -----------------------------
Name:      Jon A. Bode                   Name:      Gene M. Henderson
          -------------------------                -----------------------------

Title:     CFO                           Title:     PRES CEO
          -------------------------                -----------------------------

                                    RESPONSYS

                 MASTER SERVICES AND SOFTWARE LICENSE AGREEMENT

This Master Services and Software License Agreement including any applicable Order Form(s) (the "Agreement") is made and entered into by and between Responsys, as identified in the applicable Order Form ("Responsys"), and Customer, as identified in the applicable Order Form ("Customer").

This Agreement sets forth terms and conditions under which Customer may license certain Responsys Products or purchase certain Professional Services. Each Order Form for Responsys Products or Professional Services shall be governed by this Agreement.

1.   DEFINITIONS.

     1.1 "Application Services" means the Interact and/or Web Analyzer hosted electronic services and the Web Analyzer and/or Interact hosted electronic services components ordered by Customer under the applicable Order Form, including Updates thereto and related Documentation.

     1.2 "Data Services" means the Append Email, Email Change of Address ("eCOA") or data append services identified in the applicable Order Form.

     1.3 "Documentation" means the authorized guides and manuals that are delivered or made available by Responsys to its customers for use with the Responsys Products.

     1.4 "Fees" means the fees stated in an Order Form or Proposal.

     1.5 "Intellectual Property Right" means any patent, patent application, copyright, moral right, trade name, trademark, service mark, trade secret, and any applications or right to apply for registration therefor, Internet domain names, logos, designs, slogans, and general intangibles of like nature, computer software programs or applications, tangible or intangible proprietary information, know-how, proprietary processes, formulae, algorithms, or any other intellectual property right, whether registered or unregistered, and whether first created before or after the Agreement Effective Date.

     1.6 "Order Form" means a separate document, governed by this Agreement, by which Customer orders Responsys Products.

     1.7 "Order Form Effective Date" means the date upon which the applicable Order Form becomes effective.

     1.8 "Professional Services" means any consulting services provided to Customer hereunder, as may be identified in an applicable Proposal.

     1.9 "Proposal" means a separate document, governed by this Agreement, by which Customer orders Responsys Professional Services. The parties may agree in writing to subsequent Proposals for subsequent Professional Services. The initial Proposal form is attached hereto as Exhibit C.

     1.10 "Responsys Products" means any Software, Data Services, and/or the Application Services.

     1.11 "Software" means the Responsys software program(s) in object code format as identified, if any, in an applicable Order Form, including Updates (made available to Customer during the period of time Customer purchases current Support Services for such Software) and related Documentation.

     1.12 "Subscription Term" means the period of time under which the term for an applicable Application Services shall be effective, as set forth in the applicable Order Form.

     1.13 "Support Services" means support for the Responsys Products ordered under a single Order Form provided by Responsys under Responsys' then current Support Services Policies for such Responsys Products. Such Support Services Policies are attached to this Agreement as Exhibit B.

     1.14 "Updates" means a subsequent release or version of the Responsys Products that Responsys makes generally available at no cost to Customers who are receiving Support Services.

2.   RESTRICTIONS.

     2.1 If Customer purchased an object code Software license (as opposed to Application Services), Customer may make one (1) copy of such Software. Responsys and/or its licensors retains all right, title, and interest to all Intellectual Property Rights in all Responsys Products, the Documentation and Responsys Confidential Information, and any copies thereof. Customer shall have no rights thereto, other than those expressly set forth in this Agreement. Nothing in this Agreement grants Customer any right, title, license or interest in or relating to the source code of the Responsys Products. The Responsys Products are designed for use with the equipment and accessories specified in the Documentation. Responsys assumes no responsibility under this Agreement for obtaining or providing such equipment. Customer is also responsible for ensuring a proper environment and proper utilities for the computer system on which the Responsys Products will operate.

     2.2 Customer shall comply with the terms and use restrictions stated in the Order Form. Customer agrees to maintain the copyright, trademark, logos, and other notices that appear on the Responsys Products on all associated media, screens, and copies thereof, except that media directed to Customer's members and potential members. Customer does not acquire any rights in the Responsys Products other than as expressly specified in this Agreement. Customer shall not, and shall not allow any third party to: (i) reverse engineer, decompile, translate, disassemble or attempt to discover any source code or underlying ideas or algorithms of any Responsys Products (except to the extent such restriction is prohibited by applicable local law in order to obtain interoperability), (ii) transfer, sell, lease, lend, disclose, or use for timesharing or service bureau purposes any Responsys Products, (iii) to use Responsys Products, provided however, that Customer may use Responsys Products to service Customer's partners, (iv) use Responsys Products, or allow the transfer, transmission, export, or re-export of any Responsys Products, or portion thereof, in violation of any export control laws or regulations administered by the U.S. Commerce Department's Bureau of Export Administration, the U.S. Department of Treasury's Office of Foreign Assets Control, or any other applicable government agency, or (v) reset or disable the Responsys Products. Notwithstanding the foregoing, Customer may use the Interact Application Services to send permission based emails (that are in compliance with the Policy) containing Customer's partners' branding, provided that such email messages only contain offers to Customer's products or services.

3.   PROFESSIONAL SERVICES.

     3.1 Customer may obtain Professional Services under a Proposal at the rates in effect at the time such Professional Services are ordered.

     3.2 Customer agrees to provide Responsys with full, free and timely access to Customer's computer equipment and software (including third party equipment or software) at all reasonable times for the purpose of fulfilling its obligations under this Agreement.

4.   FEES AND PAYMENT TERMS.

     4.1 Customer agrees to pay to Responsys the Fees in the amounts and at the times set forth in the applicable Order Form. Except as otherwise provided in this Agreement, all Fees shall be nonrefundable. Except as otherwise provided in the applicable Order Form, all Fees shall be due on the Order Form Effective Date and payable by Customer in U.S. dollars net thirty (30) days from the date of invoice.

     4.2 Professional Services are charged on a time and materials basis. Except as otherwise provided in an applicable

                       RESPONSYS CONFIDENTIAL INFORMATION

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                                     Page 1

Proposal, all charges for Professional Services will be invoiced monthly as accrued and shall be due thirty (30) days from the date of invoice. Charges for Responsys Delivery do not include out-of-pocket expenses such as travel, which will be invoiced separately and must be reimbursed by Customer. Where reasonable, Responsys will comply with Customer's travel and expense guidelines and policies and will seek pre-approval by Customer.

     4.3 All Fees payable under this Agreement are exclusive of tax. Customer shall pay any taxes, including sales, use, personal property, value-added, excise, customs fees, import duties or stamp duties or other taxes and duties imposed by governmental agencies of whatever kind and imposed with respect to all transactions and Order Forms under this Agreement, including penalties and interest but specifically excluding any income taxes payable by Responsys. Such taxes added to the invoice, as prescribed by applicable law, will be paid by Customer "net thirty (30) days" from the date of invoice or other notification. Upon reasonable request of Responsys to assist Responsys in obtaining tax credits or deductions, Customer shall provide to Responsys original or certified copies of all tax payments or other evidence of payment of taxes by Customer with respect to transactions or payments under this Agreement. Customer shall take all reasonable actions requested by Responsys that will assist Responsys in reducing its tax liability with respect to transactions under this Agreement, which actions include, but are not limited to, applying on its own or on Responsys' behalf for reduced withholding rates, concessionary tax rates or other favorable tax treatment.

5.   DELIVERY.

Unless otherwise specified in an applicable Order Form, all subsequent increases or modifications to Responsys Products ordered by Customer hereunder shall be deemed to be delivered under the same terms as the original license. In the event of physical delivery, title to the media only, and not to the Software or Documentation, shall pass on delivery. Customer's right to use each additional authorized copy of the Software, as permitted under this Agreement, shall be deemed to arise at the location where the original was first installed. Application Services are a hosted Internet based service, which Customer may only remotely access. Responsys shall not be obligated to deliver to Customer any software or applications as part of Application Services.

6.   TERMINATION.

     6.1 A party may, by written notice of default to the other party, (i) terminate this Agreement, in whole or in part, (a) if the other party materially breaches this Agreement, the Interact Application Services Order Form, the Service Level Warranty, and Customer Support Policies, and the breaching party does not cure such material breach within thirty (30) calendar days (ten days for a breach of Customer's Payment obligations under this Agreement) after receipt of written notice of such breach; or (b) immediately following the failure to resolve the suspension of business, insolvency, institution of bankruptcy, liquidation proceedings by or against the other party, appointment of a trustee or receiver for either party's property or business, or any assignment, reorganization or arrangement by either party for the benefit of its creditors; or (c) immediately upon breach of Section 2 (License) or Section 10 (Confidential Information) by the other party; or (ii) terminate any Order Form if the breaching party fails to perform any provision of such Order Form and docs not cure the breach within thirty (30) calendar days after receipt of written notice thereof.

     6.2 Customer may, at its sole discretion, terminate this Agreement upon ninety (90) days' notice to Responsys in the event of the occurrence of either of the following:

          (a) Departure of George S. Wiedemann - the departure of George S. Wiedemann from an active management role at Responsys either as an officer, director, advisor, or other capacity.

For clarity, the mere fact of stock ownership alone will, not be deemed to be active management; or

          (b) Change of Control - In the event of a Change of Control of Responsys defined as, (a) The consummation of a reorganization, merger or consolidation or sale or other disposition of substantially all of the assets of Responsys or (b) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of either (i) the then outstanding shares of common stock of Responsys; or (ii) the combined voting power of the then outstanding voting securities of Responsys entitled to vote generally in the election of directors.

     6.3 Upon expiration or termination of this Agreement, all of Customer's licenses to use the Responsys Products, and all other rights, services and licenses granted by Responsys to Customer as set forth in this Agreement, shall cease immediately (except for those rights, licenses and obligations that are expressly stated to survive termination of this Agreement). In the event of an uncured material breach of this Agreement by Responsys, although Customer is not required to terminate this Agreement, Customer shall still be entitled to all remedies provided to it under this Agreement

     6.4 Subject to earlier termination as provided above, the Subscription Term of the Application Services (including components of the Application Services ordered by Customer) is for the initial Subscription Term specified in the Application Services Order Form, and such Subscription Term shall automatically be renewed at the Service Capacity of the last month of the immediately preceding Subscription Term for subsequent one year periods thereafter, unless either party requests termination at least thirty (30) days prior to the end of the then-current term.

     6.5 If an Order Form (but not the Agreement) terminates or if the Subscription Term of an applicable Responsys Product expires, all of Customer's licenses to use the applicable Responsys Products, and all other rights, services and licenses granted by Responsys to Customer as set forth in such Order Form, shall cease immediately (except for those rights, licenses and obligations that are expressly stated to survive termination of such Order
Form). Termination of any single Order Form shall not result in the termination of this Agreement; however, termination of all Order Forms shall result in the termination of this Agreement.

     6.6 Within ten (10) days from the date of any termination, Customer shall provide Responsys with a signed written statement by Customer certifying that Customer has not retained any copies of (i) the applicable Responsys Products and any accompanying Documentation, and (ii) any Responsys Confidential Information.

7.   INFRINGEMENT INDEMNITY.

     7.1 Subject to Section 7.2, 7.3, and 7.4, Responsys agrees, at its own expense, to defend Customer (or at Responsys' option, settle) from any claim or action instituted by a third party against Customer that the Responsys Products used in accordance with the Documentation infringe any United States patent, copyright, trade secret, or other proprietary right of a third party ("IP Claim"), provided that Customer: (a) promptly notifies Responsys in writing of any such IP Claim; (b) permits Responsys to control and direct the investigation, preparation, defense and settlement of the IP Claim; and (c) assists and fully cooperates in the defense of same. Responsys agrees to pay any final award of damages assessed against Customer resulting from such IP Claim, including any awarded costs and attorneys' fees, or any settlement amount agreed to by Responsys in writing. Responsys will not be responsible for any settlement it does not approve in writing prior to such settlement.

     7.2 Following notice of an IP Claim or any facts which may give rise to such IP Claim, Responsys may, in its sole discretion and at its option, (a) procure for Customer the right to continue to use the Responsys Products, (b) replace the Responsys Products, or (c) modify the Responsys Products to make them, non-infringing. If Responsys determines that it is not commercially reasonable to perform any of these alternatives, Responsys shall have the option

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                                     Page 2
to terminate the license for the allegedly infringing Responsys Products and refund the License Fees paid by Customer for such allegedly infringing Responsys Products, less depreciation for use assuming straight line depreciation over the Subscription Term (or license term for object code Software licenses) of the applicable Order Form(s) under which the allegedly infringing Responsys Product was licensed, or five (5) years, whichever is less.

     7.3 In no event will Responsys have any obligations under this Section 7 or any liability for any claim or action if the IP Claim is caused by, or results from: (a) Customer's combination or use of the Responsys Products with non-Responsys software or services, products or data, if such IP Claim would have been avoided by the non-combined or independent use of the Responsys Products, (b) modification of the Responsys Products by anyone other than Responsys if such IP Claim would have been avoided by use of the unmodified Responsys Products, (c) Customer's continued allegedly infringing activity after being notified thereof or after being provided modifications that would have avoided the alleged infringement, (d) Customer's use of the Responsys Products in a manner not strictly in accordance with this Agreement, (e) Responsys' modification of the Responsys Products in compliance with Customer's specifications, or (f) use of other than Responsys' most current release of the Responsys Products if the claim or action would have been avoided by use of the most current release, provided Customer is given an opportunity to use such most current release for no additional fee. Customer will defend, or at its option settle, and indemnify Responsys for any claims referred to in this subsection in the same manner as provided above.

     7.4 THE FOREGOING STATES RESPONSYS' ENTIRE LIABILITY AND CUSTOMER'S SOLE AND EXCLUSIVE REMEDY FOR INTELLECTUAL PROPERTY RIGHTS INFRINGEMENT.

8.   LIMITED WARRANTIES AND DISCLAIMERS.

     8.1 Responsys Software Limited Warranty. Responsys warrants that for a period of one (1) year from the Order Form Effective Date, the Software will substantially conform to the Documentation for the Software that existed on the Order Form Effective Date. This limited warranty only covers problems reported in writing to Responsys during the warranty period. Customer's sole and exclusive remedy, and Responsys' entire liability for breach of this limited warranty, shall be correction of the warranted nonconformity in the Software or, if Responsys is unable to correct the warranted nonconformity, Responsys may, at Responsys' option, terminate the license with respect to the non-conforming Software and refund of the License Fees (as identified in an applicable Order
Form) paid by Customer for use of such non-conforming Software. This limited warranty shall not be valid if the Software was subjected to abuse, misuse, accident, alteration, or unauthorized modification or installation.

     8.2 Application Services Limited Warranty. Responsys warrants that the Application Services will substantially conform to the then current Documentation for the applicable Application Services and that it will maintain the Interact Application Services per the Service Level Warranty, attached hereto as Exhibit A. This limited warranty only covers problems reported in writing to Responsys. Customer's sole and exclusive remedy, and Responsys' entire liability for breach of this limited warranty, shall be correction of the warranted nonconformity in the Application Services or, if Responsys is unable to correct the warranted nonconformity, Responsys may, at Responsys' option, terminate the license with respect to the non-conforming Application Services and refund any Subscription Fees (as identified in an applicable Order Form) for Application Services paid in advance by Customer to Responsys that Customer has not used as of the date of notice provided by Customer. This limited warranty shall not be valid if the Application Services were subjected to abuse, misuse, accident, alteration, or unauthorized modification.

     8.3 Professional Services Limited Warranty. Responsys warrants that any Professional Services will be performed in a workmanlike and professional manner consistent with generally accepted industry practices. For any breach of this services warranty, Customer's exclusive remedy, and Responsys' entire liability, shall be the re-performance of such deficient Professional Services; and if Responsys fails to re-perform such Professional Services as warranted, Customer shall be entitled to recover the Professional Services Fees paid to Responsys for such deficient Professional Services. Customer must report any deficiencies in such Professional Services to Responsys in writing within ninety (90) days of completion of such deficient Professional Services in order to receive the above warranty remedies.

     8.4 EXCEPT FOR THE EXPRESS LIMITED WARRANTIES PROVIDED IN THIS SECTION, THE RESPONSYS PRODUCTS AND PROFESSIONAL SERVICES ARE PROVIDED "AS IS," WITHOUT ANY WARRANTY WHATSOEVER. RESPONSYS DISCLAIMS ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, AS TO ANY MATTER WHATSOEVER, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. THE FOREGOING STATES RESPONSYS' ENTIRE LIABILITY AND CUSTOMER'S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF WARRANTY. RESPONSYS DOES NOT WARRANT THAT THE RESPONSYS PRODUCTS OR PROFESSIONAL SERVICES, OR ANY PORTION THEREOF, ARE ERROR OR BUG FREE, OR THAT CUSTOMER'S USE OF THE RESPONSYS PRODUCTS OR PROFESSIONAL SERVICES WELL BE UNINTERRUPTED.

9.   LIMITATION OF LIABILITY.

IN NO EVENT SHALL RESPONSYS (OR ITS SUPPLIERS) BE LIABLE UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, INDIRECT, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING DAMAGES RESULTING FROM INTERRUPTION OF USE, COST OF COVER, LOSS OR CORRUPTION OF DATA, LOST PROFITS, LOSSES RESULTING FROM SYSTEM SHUTDOWN, FAILURE TO ACCURATELY TRANSFER, READ OR TRANSMIT INFORMATION, FAILURE TO UPDATE OR PROVIDE CORRECT INFORMATION, STOLEN OR MISUSED PASSWORDS, SYSTEM INCOMPATIBILITY OR PROVIDING INCORRECT COMPATIBILITY INFORMATION, OR BREACHES IN SYSTEM SECURITY, WHETHER OR NOT RESPONSYS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. IN NO EVENT SHALL RESPONSYS' TOTAL AND AGGREGATE LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNT OF FEES PREVIOUSLY PAID BY CUSTOMER WITHIN ONE (1) YEAR FROM THE DATE OF SUCH CLAIM FOR THE APPLICABLE ORDER FORM GIVING RISE TO SUCH LIABILITY.

10.  CONFIDENTIALITY.

A party (the "Discloser") may disclose to the other party (the "Recipient") information that the Discloser considers to be confidential and at the time of disclosure is identified as confidential and/or proprietary ("Confidential Information"). Notwithstanding anything to the contrary herein, Confidential Information shall be deemed to include the Responsys Products in any embodiment, the terms and conditions of this Agreement (including pricing), and either party's technical and business information relating to inventions or software, research and development, future product specifications, implementation methodologies, engineering processes, costs, profit or margin information, customers, and marketing and future business plans. The parties agree, unless required by law, not to use or make each other's Confidential Information available to any third party for

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any purpose other than as necessary to perform under this Agreement. Recipient shall protect the Confidential Information of Discloser by using the same degree of care, but no less than a reasonable degree of care, that it uses to protect its own confidential information of a like nature to prevent its unauthorized use, dissemination or publication by its employees or agents. Both parties acknowledge that any breach of its obligations with respect to Confidential Information may cause the other irreparable injury for which there are inadequate remedies at law and that Discloser shall be entitled to equitable relief in addition to all other remedies available to it. Customer shall not disclose the results of any performance tests of the Responsys Products to any third party without Responsys' prior written approval. A party's Confidential Information shall not include information that: (i) is or becomes publicly available through no act or omission of Recipient; (ii) was in the Recipient's lawful possession prior to the disclosure and was not obtained by Recipient either directly or indirectly from the Discloser; (iii) is lawfully disclosed to the Recipient by a third party without restriction on Recipient's disclosure, and where Recipient was not aware that the information was the confidential information of Discloser; (iv) is independently developed by the Recipient without violation of this Agreement; or, (v) which is disclosed by Recipient as needed to comply with a court order, subpoena, or other government demand (provided that, when permitted, Recipient first notifies Discloser and gives Discloser the opportunity to challenge such court order, subpoena, or government demand). In any event, Responsys may collect data with respect to and report on the aggregate response rate and other aggregate measures of the Application Services' performance.

11.  TRADEMARKS.

Neither party grants the other party any rights to use its trademarks, service marks, or other proprietary symbols or designations ("Trademarks") without the written consent of the other party, except as otherwise described herein. Neither party shall use any product name or trademark in a manner that is confusingly similar to the other party's Trademark.

12.  PUBLICITY.

Customer agrees that Responsys may issue a mutually acceptable news release regarding Customer's use of the applicable Responsys Products. Once a press release has been issued, Responsys may publicly refer to Customer as being a customer of Responsys as described herein.

13.  FORCE MAJEURE.

Neither party shall be liable to the other for failure or delay in the performance of a required obligation if such failure or delay is caused by riot, fire, flood, earthquake, natural disaster, electronic virus, electronic attack or infiltration, Internet disturbance, government act or other similar cause beyond such party's reasonable control.

14.  USE BY GOVERNMENT AND SECURITY PROCEDURES.

     14.1 If any end user of the Responsys Products is an agency or department of the U.S. Government ("Government"), the use, duplication, reproduction, release, modification, disclosure, or transfer of the Responsys Products, or any related documentation of any kind, including but not limited to technical data or manuals, is restricted in accordance with FAR 12.212 for civilian agencies and DFAR Supplement 227.7202 for military agencies. The Responsys Products are commercial computer software and commercial computer software documentation. The use of the Responsys Products by the Government is further restricted in accordance with the terms of this Agreement.

     14.2 Responsys represents and warrants that it will maintain the following physical, data and network safeguards to store and secure Customer's Confidential Information placed on Responsys' network: (i) physical security - the systems on which the Services operate which are under Responsys' control are located at a secure, third party off-site facility. Access to such systems is limited to authorized personnel only; (ii) data security - all Customer data resident on the systems has daily backups as well as an incremental transactional log backup. All backups are stored off-site at a secure third party location; and (iii) network security - Responsys implements commercially available network security software, hardware and techniques to eliminate non-authorized use of the Services or systems. These include firewalls, intrusion detection software tools, and monitored use of the Services by authorized personnel. Responsys shall indemnify Customer for any claims by third parties, any attorney's fees and costs arising from its failure to secure Customer's Confidential Information as set forth herein, provided that: (i) Responsys is promptly notified in writing of the claim; (ii) Responsys has sole control of the defense and any negotiations for the settlement of such claim; and (iii) Customer provides Responsys with all reasonable assistance, information, and authority necessary to perform the above. In the event that during the course of any such defending such third party claims it is determined that all or a portion of the claim is found to be attributable to the action or inaction of Customer, the Customer shall be responsible for such portion so attributable (including Responsys' respective portion of any attorney's fees and court costs incurred prior to the time that such determination is made).

15.  MISCELLANEOUS.

     15.1 Customer shall not assign, sublicense or otherwise transfer this Agreement or any Order Forms, in whole or in part, without the prior written consent of Responsys.

     15.2 The parties hereto are and shall remain independent contractors, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties hereto. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Customer and either Responsys or any employee or agent of Responsys. Both parties shall be responsible for performing their respective obligations as set forth herein.

     15.3 The failure of either party to act in the event of a breach of this Agreement by the other shall not be deemed a waiver of such breach or a waiver of future breaches, unless such waiver is provided to the other party in writing and signed by the party against whom enforcement is sought.

     15.4 The Responsys Products may require a license for export from the U.S. Government that requires advance disclosure of the ultimate consignee and all parties to the sale, and prohibits diversion, transshipment, or re-exportation out of the United States contrary to U.S. law and regulations. The Customer agrees to furnish all documentation required by the U.S. Government in connection with obtaining any required export license, and agrees that unauthorized diversion, transshipment or re-exportation of the Responsys Products in violation of the export license or any applicable law shall not be permitted.

     15.5 Any and all provisions or obligations contained in this Agreement which by their nature or effect are required or intended to be observed, kept or performed after termination of this Agreement will survive the termination of this Agreement and remain binding upon and for the benefit of the parties, their successors and permitted assignees.

     15.6 Any notice or reports given under this Agreement shall be in writing and in the English language and shall be delivered by certified or registered mail, postage prepaid, return receipt requested. Notices shall be deemed given upon acknowledgment of receipt. Notices to Responsys shall be sent to the attention of the Responsys Legal Department at 2225 East Bayshore Road, Palo Alto, CA 94303. Notices to Customer shall be sent to the address set forth in the signature block below or to any other address Customer specifics in writing. The parties may treat faxed documents as originals; however, this shall not preclude either party from requiring the exchange of original signatures. This

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Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

     15.7 This Agreement shall not be construed against the party preparing it but shall be construed as if both parties jointly prepared this Agreement, and any uncertainty and ambiguity shall not be interpreted against any one party.

     15.8 If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and remain enforceable between the parties.

     15.9 The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such section.

     15.10 This Agreement shall be deemed to have been made in, and shall be construed pursuant to the laws of the State of California and the federal U.S. laws applicable therein, excluding its conflict of laws provisions. The parties hereby specifically exclude from application to this Agreement the United Nations Convention on Contracts for the International Sale of Goods and the Uniform Computer Information Transactions Act. Any legal action or proceeding relating to this Agreement shall be instituted in a state or federal court in Santa Clara or San Mateo County, California (the "Selected Venue(s)"), and each party hereby consents to personal jurisdiction in such counties. If suit is brought under this Agreement, the prevailing party shall be entitled to its reasonable attorney's fees, court costs, and expert witness fees. The "prevailing party" shall be the party whose last settlement offer prior to commencing any arbitration or litigation is closest in overall value to the actual final decision rendered in the arbitration or litigation. Each Party hereby irrevocably and unconditionally undertakes to take any and all steps which may be necessary in order to: (i) confer jurisdiction on the Selected Venue; and (ii) facilitate the enforcement, by a court where a Party is domiciled, of any judgment given by a court in the Selected Venue.

     15.11 This Agreement, including the Order Forms and Proposals which are hereby incorporated by reference, constitutes a complete, absolute integration and the entire agreement between the parties hereto relating to the subject matters of this Agreement, and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing, and all contemporaneous oral communications. Notwithstanding the content of any purchase order, sale order, sale confirmation or any other document or web site relating to the subject matter of this Agreement, this Agreement and any specifically referenced uniform resource locator shall take precedence over any such document, and any conflicting, inconsistent, or additional terms contained therein shall be null and void. This Agreement may be modified only in writing and shall be enforceable in accordance with its terms if such written modification is signed by the party to be bound. In the event of a conflict between the terms and conditions of this Agreement and any individual Order Form, the Order Form shall govern.

IN WITNESS WHEREOF each party has executed this Agreement by its duly authorized representative on the date indicated below.

Agreement Effective Date:

Responsys:                               Customer:


Signature: /s/ Jon A. Bode               Signature: /s/ GENE M. HENDERSON
           ----------------------------             ----------------------------
Name:      Jon A. Bode                   Name:      GENE M. HENDERSON
Title:     CFO                           Title:     PRES & CEO

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                                    EXHIBIT A

                        RESPONSYS SERVICE LEVEL WARRANTY

1. Downtime Service Level Warranty. In the event that Customer experiences any of the Service performance issues defined in this Section, Responsys will, upon Customer's request as set forth in Section 1.3 below, credit Customer's account as described below (the "Service Level Warranty"). The Service Level Warranty shall not apply to performance issues (i) caused by factors beyond Responsys' reasonable control; (ii) that resulted from any actions or inactions of Customer or any third parties; or (iii), that resulted from Customer's equipment and/or third party equipment (not within the control of Responsys.com).

1.1 Downtime. "Downtime" shall be defined as a sustained system outage in excess of two (2) consecutive hours that results in the failure of Responsys to provide Interact Application Services to Customer for such period or for a period following downtime that impacts a scheduled effort. Downtime shall not include any system outage due to any scheduled maintenance of the production environment or the performance issues set forth in Section 1 above.

     Downtime tracking will commence from the time that an incident is first noted by Responsys or first reported to Responsys Customer Advocacy via phone or E-mail. In the event that Customer becomes aware of any Interact Application Services interruptions or failures, it will notify Responsys of such failure. The duration of the Downtime will be from the time the incident is first noted or reported to the time a resolution is in place or a workaround has been established that is acceptable to Customer. Responsys will provide Customer with notice of any interruptions in Interact Application Services of which it becomes aware which affects or may affect the provision of Interact Application Services to Customer. A Downtime shall include any of the following:

     .    Data import failure

     .    Date export failure

     .    Campaign does not launch

     .    Reporting tools not available for use by Customer

1.2 Service Uptime Guarantee. Responsys warrants that it will perform the Uptime Interact Application Services in a manner consistent with industry standards reasonably applicable to the performance thereof, and that the Interact Application Services Responsys makes available to Customer shall not be subject to system outages in excess of one and one half percent (1.5%), of the time that the Interact Application Services are available on a monthly basis excepting those times as described in Paragraph 1.1 above which time shall be excluded from the computation of the available hours during any calendar month ("98.5% Service Uptime Guarantee").

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1.2  Service Credits.

     (a) Should Customer's use of Interact Application Services be subject to two or more Downtime incidents in any calendar month, Responsys shall credit Customer an amount equal to the number of affected messages in the specific campaign multiplied by the average message rate at the monthly Service Capacity contracted for by Customer (Service Credit) and shall resend such campaigns at Responsys' expense. (b) Should Responsys fail to meet the 98.5% Service Uptime Guarantee, Responsys shall provide Customer with a Service Credit for any affected campaigns and shall resend such affected campaigns at Responsys' expense.

1.3  Service Credit Request.

     In order to receive any Service Credits described in this Section 1, Customer must notify Responsys Customer Support in writing (or via email) within seven (7) days from the time Customer becomes eligible to receive a Service Credit. Failure to comply with this requirement will forfeit Customer's right to the Service Credit.

1.4  Maximum Service Credit.

     The aggregate maximum number of Service Credits to be issued by Responsys to Customer for any and all Downtime incidents and system outages that occur in a single calendar month shall not exceed the monthly fees due for the Service Capacity contracted for by Customer during the month in which the event(s) occurred. A Service Credit shall be issued in the Responsys invoice in the month following the Downtime or Performance Problem unless the Service Credit is due in Customer's final month of the Agreement. In such case, a refund for the dollar value of the Service Credit shall be mailed to Customer.

1.5  Termination Option for Chronic Problems.

     Customer may terminate this Agreement according to the provisions of
     Section 6.1 of the Agreement and without penalty in the event any of the following occurs during the term of this Agreement: (i) Customer's use of the Interact Application Services is affected by more than two (2) Downtime incidents per month in two (2) consecutive months; (ii) four (4) Downtime incidents during any calendar month; or (iii) Responsys fails to meet the 98.5% Service Uptime Guarantee in any two months during any consecutive twelve (12) month period.

1.6  Maintenance notification.

     Customer to be notified of any scheduled downtown for maintenance or upgrades a minimum of 72 hours in advance.

1.7  Sole Remedy.

     Except as provided in Section 6.1 of the Master Services and Software License Agreement, the terms set forth in this section shall be Customer's sole remedy and Responsys' sole obligation for any Service performance issues.

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                                    EXHIBIT B

                       RESPONSYS CUSTOMER SUPPORT POLICIES

1.   Definitions

     a) "System Support" shall mean support provided by Responsys in the event of a service bureau system failure (Priority Code P1 as defined in the table below), that causes a system server bank to be unavailable to, or unusable by Customer.

     b) "Response Time" shall mean the timeframe in which Responsys will respond to a support request (via voicemail, email or through the website) depending on the priority of the problem as set forth below, Response times are based on normal business hours (i.e. support requests made after normal business hours, except for telephone calls on P1 issues, will be answered the following business day). Responsys support will respond to voicemails for P1 issues within 30 minutes.

2.   Standard Support for the Application Services

Standard support provided to Customer for the Application Services shall include:

(i) Telephone and email support on the Application Services from 6 AM to 6 PM
(PST) Monday through Friday, excluding Responsys observed holidays, (ii) System support via telephone for P1 issues between 6 PM and 6 AM Monday through Friday, weekends, and Responsys observed holidays, and (iii) technical bulletins published by Responsys. Standard support shall be provided to two named contacts from Customer's organization.

3.   Response Times and Escalation Procedures

Responsys shall use commercially reasonable efforts to respond to support issues according to the Response Times set forth in the table below. Customer will initially contact Responsys support personnel, current methods include via email at support@responsys.com or through the support line at (650) 848-4242. The dispatcher will obtain all relevant information from Customer regarding the support issue(s) and determine the priority based on the requirements below. Issues will be routed to a Support Specialist and responded to within the times defined. If the Support Specialist is unable to resolve the problem during the timeframe specified in the "Escalation Process" column, the issue will be routed to an Application Support Engineer to continue resolution efforts. Should the Application Support Engineer fail to resolve the problem within the specified time frame, the issue will be escalated to Engineering for resolution.

-------------------------------------------------------------------------------------------------------------------
Priority Code & Response Time           Definition of Support Needed        Escalation Process
-------------------------------------------------------------------------------------------------------------------
P1 = Immediately during business        Responsys System Unavailable        Support Specialist for up to 2 hours,
hours. Within 30 minutes after hours.                                       then if no resolution, to an
                                                                            Application Support Engineer for up to
                                                                            a further 2 hours. If still no
                                                                            resolution, then to Engineering.

-------------------------------------------------------------------------------------------------------------------
P2 = Response within 1 hour             Servers are available, but          Support Specialist for up to 4 hours,
                                        Customer is unable to proceed due   then if no resolution, to an
                                        to technical problem at either      Application Support Engineer for up to
                                        end.                                a further 4 hours. If still no
                                                                            resolution, then to Engineering.

-------------------------------------------------------------------------------------------------------------------
P3 = Response within 2 hours            Customer is able to proceed, but    Support Specialist for up to 1 business
                                        with difficulty, either due to      day, then if no resolution, to an
                                        technical issue or product          Application Support Engineer for up to
                                        knowledge issue.                    a further 2 business days. If still no
                                                                            resolution, then to Engineering.

-------------------------------------------------------------------------------------------------------------------

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
-------------------------------------------------------------------------------------------------------------------
P4 = Response within 8 hours            Customer's request for an           Support Specialist for up to 5 business
                                        enhancement, a cosmetic problem     days, then if no resolution, to an
                                        or a request to help implement      Application Support Engineer for up to
                                        something outside of the original   a further 10 days. If still no
                                        scope of work.                      resolution, then to Engineering.

-------------------------------------------------------------------------------------------------------------------

                               MISCELLANEOUS TERMS

1.   Reporting.

Responsys on-line real time, reporting features are available as set forth in the Interact user guide. Responsys will create reports using the reporting features available on the Interact Application Services to create the reports set forth in the initial Proposal, which is attached to the Agreement,

2.   Area Sales Manager Responsibilities.

Responsys' Area Sales Manager assigned to Customer will be available as a primary contact for day-to-day account management. The Area Sales Manager Responsibilities include the following:

     . Ensure Customer is provided with updates on new functionality and services that are made generally available at no cost to other Interact Application Services customers.
     . Provide Customer with Information about additional training/learning opportunities specific to Responsys' products.
     . Provide Customer with his or her opinions about industry trends and findings.
     .    Provide back-up documentation for invoices.

The Area Sales Manager will use her/his best efforts respond to Customer's Calls within eight (8) business hours. If the Area Sales Manager does not respond to a Customer Call within eight (8) hours, Customer may contact Responsys' Inside Account Manager. The Inside Account Manager shall contact Customer no later than the next business day.

3.   Bounced Messages due to Activation of Email Filters.

If more than 2,000 email addresses of a given Internet Service Provider ("ISP") are unable to receive email messages sent by Customer through Customer's use of the Services because such ISP activated an email blocking filter mechanism that prevents the delivery of email messages to its email servers ("Email Filter"), Responsys agrees (i) to investigate the reason why such ISP activated the Email Filter; and (ii) use commercially reasonable efforts to persuade such ISP to deactivate the Email Filter (unless the ISP activated the Email Filter because of Customer's acts or omissions that are in violation of this Agreement, including the Policy). Customer may terminate the Agreement, without penalty, if such ISP's Email Filter remains activated 30 consecutive days after Customer first informed Responsys that the ISP activated the Email Filter, except that Customer may not terminate this Agreement without penalty if the: (i) ISP activated the Email Filter because of any Customer acts or omissions that are violation of the Agreement (including the Policy); or (ii) ISP's policies for blocking email messages are not commercially reasonable in light of the Direct Marketing Association's guidelines for permission-based direct email marketing. The foregoing shall not limit Responsys' rights or remedies under the Agreement, including its rights to terminate the Agreement due to Customer's material breach of the Agreement.

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